FORM 11-K

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

(Mark One)

☒

ANNUAL REPORT PURSUANT TO SECTION 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2005

OR

☐

TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

For the transition period from __________ to __________

Commission file number:  1-13923

Wausau Paper Corp. Savings and Investment Plan

(Full title of the plan and the address of the plan, if different from the issuer named below)

Wausau Paper Corp.

100 Paper Place

Mosinee, WI 54455-9099

(Name of issuer of the securities held pursuant to the plan

and the address of its principal executive office)

Wausau Paper Corp. Savings
and Investment Plan

Table of Contents

Page

Report of Independent Registered Public Accounting Firm	1

Financial Statements:

Statements of Net Assets Available for Benefits as of December 31, 2005 and 2004	2

Statements of Changes in Net Assets Available for Benefits for the Years Ended December 31, 2005 and 2004	3

Notes to Financial Statements	4–9

Supplemental Schedule

Form 5500, Schedule H, Part IV, Line 4i—Schedule of Assets (Held at End of Year) as of December 31, 2005	10

All other schedules required by Section 2520.103–10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

-i-

Report of Independent Registered Public Accounting Firm

To the Participants
of the Wausau Paper Corp.
Savings and Investment Plan
Mosinee, Wisconsin

We have audited the accompanying statements of net assets available for benefits of Wausau Paper Corp. Savings and Investment Plan (the “Plan”) as of December 31, 2005 and 2004, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2005 and 2004, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule listed in the Table of Contents is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan’s management. Such schedule has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin
June 15, 2006

Wausau Paper Corp. Savings
and Investment Plan

Statements of Net Assets Available for Benefits
As of December 31, 2005 and 2004

	2005	2004

ASSETS
Cash and cash equivalents	$ 4,531	$ 386
Investments	185,619,566	184,272,282

Receivables:
Employer	8,635	41,283
Participants	59,042	149,693
Accrued income	149,006	143,116
Pending trades	47,147	52,066

Total receivables	263,830	386,158

NET ASSETS AVAILABLE FOR BENEFITS	$ 185,887,927	$ 184,658,826

Wausau Paper Corp. Savings
and Investment Plan

Statements of Changes in Net Assets Available for Benefits
For the Years Ended December 31, 2005 and 2004

	2005	2004

ADDITIONS
Net appreciation in fair value of investments	$ 2,179,286	$ 12,450,482
Contributions:
Employer	2,695,850	2,680,369
Participants	10,728,162	10,151,551
Participant rollovers	327,002	257,604

Total contributions	13,751,014	13,089,524

Interest income	1,842,195	1,764,251
Dividend income	698,061	532,798

Total additions	18,470,556	27,837,055

DEDUCTIONS
Benefits paid to participants	17,149,279	12,644,529
Administrative expenses	92,176	88,484

Total deductions	17,241,455	12,733,013

NET INCREASE	1,229,101	15,104,042

NET ASSETS AVAILABLE FOR BENEFITS
Beginning of year	184,658,826	169,554,784

End of year	$ 185,887,927	$ 184,658,826

See notes to financial statements.

Wausau Paper Corp. Savings
and Investment Plan

Notes to Financial Statements
As of and for the Years Ended December 31, 2005 and 2004

1.

PLAN DESCRIPTION

The following brief description of the Wausau Paper Corp. Savings and Investment Plan (the “Plan”) is provided for general information purposes only.  The Plan is subject to certain provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”) and Section 401 of the Internal Revenue Code (“IRC”).  Participants should refer to the Plan document, as amended, for more complete information.

An employee initially becomes eligible to participate at times varying from one day of service to 120 days of service, depending upon the employee’s classification and his or her employment date.

General—The Plan was established on January 1, 1988.  It is a defined contribution plan that covers all full-time salaried, non-union hourly and all collectively bargained common law employees of Wausau Paper Corp. and its subsidiaries (the “Company”).

Contributions—Participants are allowed to contribute up to 16% of their gross annual compensation, as defined in the Plan document, subject to certain statutory limitations.

The Plan allows participants to rollover distributions from another employer’s retirement plan or an annuity contract as contributions, subject to certain restrictions.  Participants may deposit any portion of a distribution that has not been taxed, provided the deposit is eligible for rollover under the IRC.  These deposits are not subject to the contribution limitations under the IRC.  The Company does not match these contributions.

Non-Bargained Employees—The Company currently matches non-bargained participant contributions at a rate of $0.50 for every $1.00 contributed on the first 3% and $.35 for every $1.00 contributed on the second 3%, up to 6% of a participant’s annual compensation as defined in the Plan.

The Plan allows the Board of Directors to determine a discretionary matching contribution to be made for participants employed on the last day of the year or who terminated employment during the year due to death, retirement on or after attainment of age 55, or disability.  There were no discretionary matching contributions for the years ended December 31, 2005 and 2004.

Bargained Employees—The Company matching contribution differs by collective bargaining unit.  Bargained employees of certain collective bargaining units do not receive a matching contribution while other employees receive a matching contribution.  The maximum matching contribution of any collective bargaining unit was $2.03 per $1.00 contributed up to 3% of a participant’s annual gross compensation.

Participant Accounts—Individual accounts are maintained for each of the Plan’s participants to reflect the participant’s contributions and related employer contributions, as well as the participant’s share of the Plan’s income and any related administrative expenses.  Allocations are based on the proportion that each participant’s account balance has to the total of all participants’ account balances.

Investment Options—The Plan allows participants to direct the investment of all contributions and related earnings among various mutual funds, various pooled equity and fixed income funds and a Company common stock fund consisting of common stock of the Company and short-term, interest bearing instruments.

Allocation of Investment Income (Loss)—Each participant’s account is allocated investment income (loss) based upon the specific investment options chosen and in the proportion that an individual participant’s account balance bears in relation to total account balances under the Plan.

Vesting—Participants are fully vested in their salary deferral and rollover contributions plus earnings/losses thereon.  Vesting in the Company’s matching contributions plus actual earnings/losses thereon is based on years of service and the participant’s employment status as either non-bargained or bargained.

Non-bargained participants are fully vested in the Company’s contributions after three years of vesting service, or at the rate of 33 1/3% per year of service.  Bargained participants vest in the Company’s matching contributions according to varying vesting schedules depending on the terms of the applicable collective bargaining agreement.  A year of vesting consists of a calendar year in which an employee works a minimum of 1,000 hours for the Company.

Participant contributions and earnings thereon, rollover contributions, and vested Company contributions and earnings thereon may be withdrawn for any reason after a participant reaches age 59 ½ or at any age if a participant demonstrates financial hardship.  Financial hardship withdrawals are subject to government regulation and may be subject to a 10% penalty.

Payment of Benefits—On termination of service due to death, disability, or retirement, the vested portion of a participant’s account is payable to the participant, or a named beneficiary, based on the participant’s elected payment method.  The payment options available are lump-sum or periodic payments.  A nontransferable annuity optional form of benefit was available prior to October 1, 2002.

Forfeitures—Plan forfeitures arise as a result of participants who terminate service with the Company before becoming fully vested in the Company’s contribution.  These forfeitures are used to reduce future Company contributions.  The amount of forfeitures available at December 31, 2005 and 2004 was $449,522 and $444,868, respectively.  During the year ended December 31, 2005, employer contributions were reduced by $57,542 from forfeited nonvested accounts.

Participant Loans—Participants may borrow from their accounts.  Loan transactions are treated as a segregated investment of the participant’s accounts.  Loan terms range from one to five years or longer if for the purchase of a primary residence.  Loans may not exceed the lesser of 50% of the participant’s account balance or $50,000, and are secured by the balance in the participant’s account.  The loans bear interest at a rate commensurate with local prevailing rates as determined from time to time by the Company’s employee benefits committee.  Interest rates on existing loans ranged from 4.00% to 10.50% at December 31, 2005. Principal and interest are paid ratably through payroll deductions.  Upon termination of employment, outstanding balances become due and payable to the Plan, unless the borrower elects to continue making repayments in accordance with the promissory note evidencing the loan.

Plan Expenses—Administrative expenses charged by the third party administrator and all other expenses incurred in conjunction with the Plan are paid by the Company.  Investment advisory and management fees are allocated proportionately to Plan participants based on their respective account balances.  Loan fees are charged directly to the participant’s account against the investment option for which the loan was originally charged.

Plan Termination—Although it has not expressed any intent to do so, Wausau Paper Corp. has the right under the Plan to terminate the Plan subject to the provisions of ERISA.  Upon termination of the Plan, all account balances of the participants become fully vested.  The account will be held under the Plan and continue to accrue investment earnings until all vested benefits have been distributed according to the terms of the Plan.

2.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation—The financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States.

Benefits—Benefits are recorded when distributed.  The amount of benefit payments requested in 2005 that were distributed in 2006 was $1,076.  The amount of benefit payments requested in 2004 that were distributed in 2005 was $220,646.

Investment Valuation and Income Recognition—The Plan’s various mutual fund and company stock investments are carried at fair value which represents the quoted market values of the underlying investments on the last business day of the plan year including current income and investment expenses.  Investments in common/collective trusts and pooled separate accounts, except for the M&I Stable Principal Fund, are valued at fair value based on the market value of the underlying investments.  Investments in the M&I Stable Principal Fund are stated at contract value which approximates fair value.

Loans are stated at their unpaid principal balances.  Securities transactions are accounted for on the trade-date basis (the date the order to buy or sell is executed).

Gains or losses on security transactions are recorded as the difference between proceeds received and the carrying value of the investments.  Interest income is recognized on the accrual method, and dividend income is recorded on the ex-dividend date.

Net appreciation and depreciation in fair value of investments on the statements of changes in net assets available for benefits includes both unrealized appreciation or depreciation and realized gains and losses.  Interest and dividends are identified separately.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires Plan management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and changes therein.  Actual results could differ from those estimates.

Risks and Uncertainties—The Plan utilizes various investment instruments, including mutual funds and investment contracts.  Investment securities are exposed to various risks including but not limited to, interest rate, market, and credit risks.  Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the value of investment securities will occur in the near term.

3.

INVESTMENTS

The following represents a summary of the fair value of investments at December 31, 2005 and 2004.  Investments that individually represent 5% or more of the Plan’s net assets available for benefits are separately identified.

	Asset Fair Value

	2005	2004
INVESTMENTS AT FAIR VALUE AS DETERMINED
BY QUOTED MARKET PRICE
Common/collective trust —
Northern Capital Management Fund,*
2,358,273 and 2,676,430 shares, respectively	$ 26,513,649	$ 30,247,155

Employer Common Stock*	5,360,250	6,815,792

Pooled separate accounts*	8,803,497	6,938,772

Registered investment companies:
ABN AMRO Growth Fund,
1 and 527,523 shares, respectively	8	12,206,891
American Growth Fund of America
372,125 shares and 0 shares, respectively	11,349,827	–
Artisan International Fund,
493,908 and 458,127 shares, respectively	12,500,815	10,142,926
Brandywine Blue Chip Fund,
566,341 and 471,776 shares, respectively	16,752,383	13,403,154
Thompson Plumb Growth Fund,
261,924 and 296,875 shares, respectively	11,598,010	13,890,762
Vanguard 500 Index Fund,
109,429 and 111,245 shares, respectively	12,575,600	12,419,415
Royce Opportunity Fund,
765,274 and 728,223 shares, respectively	9,282,778	9,590,695
Other	24,041,152	23,022,157

Total registered investment companies	98,100,573	94,676,000

INVESTMENTS AT ESTIMATED VALUE
Participant loans*	3,398,399	2,921,610

INVESTMENTS AT CONTRACT VALUE
Investment contracts between financial institutions —
M&I Stable Principal Fund,*
43,443,198 and 42,672,953 shares, respectively	43,443,198	42,672,953

TOTAL INVESTMENTS	$ 185,619,566	$ 184,272,282

*Party-in-interest

During 2005 and 2004, the Plan’s investments (including investments bought, sold, and held during the year) appreciated in value as follows:

	Net Change in
	Fair Value

	2005	2004

INVESTMENTS AT FAIR VALUE DETERMINED
BY QUOTED MARKET PRICE:
Common/collective trusts	$ (205,723)	$ 980,221
Employer Common Stock	(2,296,049)	1,789,982
Pooled separate accounts/investment contract	514,563	572,874
Registered investment companies	4,166,495	9,107,405

	$ 2,179,286	$ 12,450,482

4.

INVESTMENT CONTRACT

In 2005 and 2004, the Plan maintained an investment contract with Marshall & Ilsley Trust Company (“M&I”).  Contributions are maintained in a pooled account.  The account is credited with earnings on the underlying investments and charged for Plan withdrawals and administrative expenses charged by M&I.  The contract is included in the financial statements at contract value, which approximates fair value, as reported to the Plan by M&I.  Contract value represents contributions made under the contract plus earnings, less plan withdrawals and administrative expenses.  The average yield and crediting interest rates on the contract were 4.01% and 4.19%, respectively, for the year ended December 31, 2005 and 4.01% and 3.91%, respectively, for the year ended December 31, 2004.  The basis and frequency of determining the crediting interest rate is done on a daily basis.  There were no guarantees or limitations on the contract at December 31, 2005 and 2004.

5.

FEDERAL INCOME TAX STATUS

The Internal Revenue Service has determined and informed the Company by a letter dated July 18, 2003, that the Plan is qualified and the trust established under the Plan is tax-exempt, under the appropriate sections of the IRC.

6.

RELATED PARTY TRANSACTIONS

The Plan invests in Company common stock.  In addition, certain plan investments represent shares of mutual funds and collective trust funds managed by the trustee.  These transactions are considered party-in-interest transactions.  These transactions are not, however, considered prohibited transactions under ERISA regulations.  Fees paid by the Plan for investment management services were included as a reduction of the return earned on each fund.

Wausau Paper Corp. Savings
and Investment Plan

Form 5500, Schedule H, Part IV, Line 4i — Schedule of Assets (Held at End of Year)
As of December 31, 2005
		(c)
		Description of Investment	(d)
	(b)	Including Maturity Date,	Number	(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	of Shares/	Fair
(a)	Lessor, or Similar Party	Par, or Maturity Value	Par Value	Value

*	Marshall & Ilsley Trust Company	Common/collective trust –Northern Capital Management Fund	**	$ 26,513,649
*	Marshall & Ilsley Trust Company	Employer Common Stock –Wausau-Mosinee Common Stock Fund	**	5,360,250
*	Marshall & Ilsley Trust Company	Pooled separate account –M&I Aggressive Balanced Portfolio Fund	**	2,440,010
*	Marshall & Ilsley Trust Company	Pooled separate account –M&I Moderate Balanced Portfolio Fund	**	3,506,635
*	Marshall & Ilsley Trust Company	Pooled separate account –M&I Diversified Stock Portfolio Fund	**	2,856,852
*	Marshall & Ilsley Trust Company	Pooled separate account –M&I Stable Principal Fund	**	43,443,198
	AIM Small Cap Growth Fund	Registered investment company –AIM Small Cap Growth Fund	**	1,328,983
	Artisan International Fund	Registered investment company –Artisan International Fund	**	12,500,815
	AIM Small Cap Growth Fund	Registered investment company –American Growth Fund	**	11,349,827
	Brandywine Blue Chip Fund	Registered investment company –Brandywine Blue Chip Fund	**	16,752,383
	ABN AMRO Growth Fund	Registered investment company –ABN AMRO Growth Fund	**	8
	Fidelity Advisor Equity Income Fund	Registered investment company –Fidelity Advisor Equity Income Fund	**	5,029,178
	MFS Mid Cap Growth Fund	Registered investment company –Calamos Growth Fund	**	6,401,566
*	Marshall Mid Cap Value Fund	Registered investment company –Marshall Mid Cap Value Fund	**	6,209,206
	Royce Opportunity Fund	Registered investment company –Royce Opportunity Fund	**	9,282,778
	Dreyfus Premier Balanced Opp Fund	Registered investment company –Dreyfus Premier Balanced Opp Fund	**	5,072,219
	Thompson Plumb Growth Fund	Registered investment company –Thompson Plumb Growth Fund	**	11,598,010
	Vanguard 500 Index Fund	Registered investment company –Vanguard 500 Index Fund	**	12,575,600
*	Various Participants	Participant loans (maturing 2006-2020 at interest rates of 4.0%–10.5%)		3,398,399
	Total assets (held at end of year)			$ 185,619,566

	*Party-in-interest
	**Cost information is not required for participant-directed investments and therefore is not included

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Plan administrator of the Wausau Paper Corp. Savings and Investment Plan has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

WAUSAU PAPER CORP.

EMPLOYEE BENEFITS COMMITTEE

DATE:  June 29, 2006

By:  STUART R. CARLSON

Stuart R. Carlson

Chairman

EXHIBIT INDEX

to

FORM 11-K

of

WAUSAU PAPER CORP.

SAVINGS AND INVESTMENT PLAN

for the year ended December 31, 2005

Pursuant to Section 102(d) of Regulation S-T

(17 C.F.R. §232.102(d))

Exhibit 23.1

Consent of Deloitte & Touche LLP